Exhibit 23.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     As independent public accountants, we hereby consent to the incorporation of our reports included in this Form 10-K, into the Company's previously filed Registration Statements on Form S-4 (File No. 333-60727), and on Form S-8 (File No. 33-42354, No. 33-63510, No. 33-79654, No, 33-79756, No. 33-79664, No.
333-48357, No. 333-62473, No. 333-68815, No. 333-81821 and No. 333-94405).




         ARTHUR ANDERSEN LLP

Phoenix, Arizona
March 27, 2000